Exhibit 99.8

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 and 2017

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of F-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of F-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H and its subsidiaries (the “Company”) as of May 6, 2019, December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the period ended May 6, 2019 and the years ended December 31, 2018 and 2017, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 6, 2019, December 31, 2018 and 2017, and the results of its operations and its cash flows for the period ended May 6, 2019 and the years ended December 31, 2018 and 2017 in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Changes in Accounting Principles

As discussed in Note 2.4 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019 and the manner in which it accounts for revenues from contracts with customers in 2018.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.2 to the consolidated financial statements, the Company will require additional financing to fund its operating expenses and capital expenditure requirements which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Cambridge, United Kingdom

August 28, 2020

We have served as the Company’s auditor since 2018.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Note	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Revenue	5	9,057,540	21,088,390	15,749,415
Other income	6	591,221	505,032	231,538
Raw materials and consumables used		(1,338,846)	(3,959,930)	(2,958,089)
Depreciation, amortization and loss on disposal		(453,934)	(835,458)	(559,383)
Employee expenses	7	(3,369,435)	(7,994,504)	(6,853,326)
Other expenses		(3,087,303)	(7,428,919)	(5,613,168)

Operating profit/(loss)	8	1,399,243	1,374,611	(3,013)
Finance income	9	124,549	163,781	116,215
Finance costs	9	(108,521)	(223,377)	(201,265)

Net finance income/ (costs)		16,028	(59,596)	(85,050)

Profit/(loss) before tax on ordinary activities		1,415,271	1,315,015	(88,063)
Income tax (charge)/credit	10	(49,384)	195,154	225,401

Profit for the period		1,365,887	1,510,169	137,338

Profit attributable to owners of the parent		1,365,887	1,510,169	137,338
All profits and losses relate to continuing operations
Other comprehensive income:
Items that may be subsequently reclassified to profit or loss
Currency translation differences		(426,280)	72,676	44,356

Other comprehensive (loss)/income for the period		(426,280)	72,676	44,356

Total comprehensive income attributable to owners of the parent		939,607	1,582,845	181,694

Earnings per share for profit attributable to the shareholders of the Company:
Basic earnings per share	26	2.26	2.50	0.23
Diluted earnings per share	26	2.15	2.50	0.23

The accompanying notes form an integral part of these consolidated financial statements.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Note	2019 €	2018 €	2017 €
ASSETS
Non-current assets
Intangible assets, net	11	184,450	193,375	218,875
Property, plant and equipment, net	12	2,604,367	1,887,676	1,949,721
Financial assets at fair value through profit or loss	13	50,000	50,000	100,000

Total non-current assets		2,838,817	2,131,051	2,268,596

Current assets
Cash and cash equivalents	15	848,854	2,052,922	3,133,482
Corporate tax receivables		514,698	502,585	711,934
Trade and other receivables	14	15,746,374	13,856,170	7,483,677

Total current assets		17,109,926	16,411,677	11,329,093

Total assets		19,948,743	18,542,728	13,597,689

EQUITY AND LIABILITIES
Equity attributable to owners of the parent
Share capital — ordinary	19	604,694	604,694	604,694
Capital reserves	19	28,599,822	28,599,822	28,599,822
Share-based payment	22	3,171,248	3,140,934	3,083,838
Foreign exchange reserve	19	(411,990)	14,290	(58,386)
Accumulated losses	19	(32,532,857)	(33,836,306)	(28,328,236)

Total equity		(569,083)	(1,476,566)	3,901,732

Liabilities
Non-current liabilities
Deferred revenue	5	—	815,115	—
Lease liability	18	413,657	—	—

Total non-current liabilities		413,657	815,115	—

Current liabilities
Borrowings	16	9,056,202	7,464,111	7,573,318
Corporation tax payable		229,690	198,059	48,142
Deferred revenue	5	6,257,849	9,023,106	—
Trade and other payables	17	4,032,422	2,518,903	2,074,497
Lease liability	18	528,006	—	—

Total current liabilities		20,104,169	19,204,179	9,695,957

Total equity and liabilities		19,948,743	18,542,728	13,597,689

The accompanying notes form an integral part of these consolidated financial statements.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Note	Share capital €	Capital reserves €	Share- based payment €	Foreign exchange reserve €	Accumulated losses €	Total equity €
Balance as of December 31, 2018		604,694	28,599,822	3,140,934	14,290	(33,836,306)	(1,476,566)
Adoption of new accounting standard (note 2.4 ii)		—	—	—	—	(62,438)	(62,438)

Revised balance as of January 1, 2019		604,694	28,599,822	3,140,934	14,290	(33,898,744)	(1,539,004)
Profit for the period ended May 6, 2019		—	—	—	—	1,365,887	1,365,887
Other comprehensive loss		—	—	—	(426,280)	—	(426,280)

Total comprehensive income		—	—	—	(426,280)	1,365,887	939,607

Transactions with owners of the Company, recognized directly in equity
Share-based payments	22	—	—	30,314	—	—	30,314

Balance as of May 6, 2019		604,694	28,599,822	3,171,248	(411,990)	(32,532,857)	(569,083)

	Note	Share capital €	Capital reserves €	Share- based payment €	Foreign exchange reserve €	Accumulated losses €	Total equity €
Balance as of December 31, 2017		604,694	28,599,822	3,083,838	(58,386)	(28,328,236)	3,901,732
Adoption of new accounting standard (note 2.4 ii)		—	—	—	—	(7,018,239)	(7,018,239)

Revised balance as of January 1, 2018		604,694	28,599,822	3,083,838	(58,386)	(35,346,475)	(3,116,507)
Profit for the year ended December 31, 2018		—	—	—	—	1,510,169	1,510,169
Other comprehensive income		—	—	—	72,676	—	72,676

Total comprehensive income		—	—	—	72,676	1,510,169	1,582,845

Transactions with owners of the Company, recognized directly in equity
Share-based payments	22	—	—	57,096	—	—	57,096

Balance as of December 31, 2018		604,694	28,599,822	3,140,934	14,290	(33,836,306)	(1,476,566)

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CONTINUED)

	Note	Share capital €	Capital reserves €	Share- based payment €	Foreign exchange reserve €	Accumulated losses €	Total equity €
Balance as of January 1, 2017		604,694	28,599,822	2,951,616	(102,742)	(28,465,574)	3,587,816
Profit for the year ended December 31, 2017		—	—	—	—	137,338	137,338
Other comprehensive income		—	—	—	44,356	—	44,356

Total comprehensive income		—	—	—	44,356	137,338	181,694

Transactions with owners of the Company, recognized directly in equity
Share-based payments	22	—	—	132,222	—	—	132,222

Balance as of December 31, 2017		604,694	28,599,822	3,083,838	(58,386)	(28,328,236)	3,901,732

The accompanying notes form an integral part of these consolidated financial statements.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Note	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Cash flows from operating activities
Profit/(loss) before taxes attributable to the owners of the parent		1,415,271	1,315,015	(88,063)
Adjustments for:
Share-based payment expense	22	30,314	57,096	132,222
Net finance (income)/cost		(16,028)	59,596	85,050
Foreign exchange (gains)/losses		(179,368)	194,481	117,854
Amortization	11	8,925	25,500	25,500
Depreciation	12	445,009	795,253	533,883
Loss on disposal of fixed assets		—	10,406	—
(Increase)/decrease in trade and other receivables	14	(1,890,204)	353,776	(1,065,077)
Increase in trade and other payables	17	1,513,519	444,406	328,230
Change in deferred revenue	5	(3,580,372)	9,838,221	—
Change in fair value of financial assets (FVTPL)	13	—	50,000	—
Adoption of new accounting standard*	2.4 ii	—	(7,018,239)	—

Cash (used in)/generated from operating activities		(2,252,934)	6,125,511	69,599
Corporation tax received/(paid)		—	554,433	(342,546)

Net cash flows (used in)/generated from operating activities		(2,252,934)	6,679,944	(272,947)

Cash flows generated from/(used in) investing activities:
Payments to acquire property, plant and equipment	12	(13,930)	(772,132)	(962,811)
Issue of loan to related party	24	—	(6,889,366)	(5,622,335)
Repayment of loan granted to related party	24	—	—	2,273,764
Proceeds from sale of assets		—	—	100,000
Payment to acquire assets		—	—	(100,000)
Interest received		140,994	143,715	94,462

Net cash flows generated from/ (used in) investing activities		127,064	(7,517,783)	(4,216,920)

Cash flows generated from/ (used in) financing activities:
Proceeds from loans		1,150,563	—	2,360,367
Lease interest paid	18	(10,233)	—	—
Interest paid		(123,909)	(217,148)	(180,968)
Repayment of loans		—	—	(100,000)
Principal element of lease payments	18	(171,473)	—	—

Net cash flows generated from /(used in) financing activities		844,948	(217,148)	2,079,399

Net decrease in cash and cash equivalents		(1,280,922)	(1,054,987)	(2,410,468)
Cash and cash equivalents as of beginning of period		2,052,922	3,133,482	5,548,417
Foreign exchange gain/(loss) on cash and cash equivalents		76,854	(25,573)	(4,467)

Cash and cash equivalents as of end of period	15	848,854	2,052,922	3,133,482

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

The accompanying notes form an integral part of these consolidated financial statements.

Reconciliation of movement in liabilities from financing activities	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
At 1 January	7,464,111	7,573,318	5,602,669
Cash flows	844,948	(217,148)	2,079,399
Non-cash changes
Adoption of new accounting standard (see note 2)	1,025,736	—	—
Foreign exchange	561,218	(115,436)	(302,666)
Interest charged	101,852	223,377	193,916

At May 6/ December 31	9,997,865	7,464,111	7,573,318

The accompanying notes form an integral part of these consolidated financial statements.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Notes to the Consolidated Financial Statements

1. General information

F-star Biotechnologische Forschungs- und Entwicklungsges.m.b.H. (“F-star GmbH”) is a private limited company incorporated in Austria as Gesellschaft mit beschränkter Haftung. F-star GmbH is the ultimate parent company of its wholly owned subsidiary, F-star Biotechnology Limited (“F-star Biotechnology Limited”) a private limited company incorporated in the United Kingdom, and the wholly-owned subsidiary of F-star Biotechnology Limited, F-star Therapeutics LLC (“F-star LLC”), a Limited Liability Company incorporated on January 23, 2019, in the state of Delaware in the United States. The three entities are together referred to as the “group”. Accordingly, the group prepares consolidated financial statements.

The activity of the group is research and development (“R&D”) within the biotechnology sector, especially the discovery of bispecific antibody products to improve the treatment of serious diseases. This business includes the granting and purchase of licenses and the sale of products and technologies within the biotechnology sector.

All amounts are in denominated in euros unless otherwise stated.

These consolidated financial statements were authorized for issue by the board of directors on August 28, 2020.

2. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1 Basis of preparation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) and IFRS Interpretations Committee (IFRS IC) as issued by the International Accounting Standards Board (IASB).

These financial statements have been prepared under the historical cost convention, modified to include revaluation to fair value of certain financial instruments at fair value through profit or loss, as described below.

During the comparative year, the group changed from preparation of consolidated financial statements under IFRS as adopted by the European Union to IFRS as adopted by the IASB. Management has considered the impact on the comparative figures reported and did not identify any areas where adjustment or restatement is required.

Consolidation

The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

The group is currently comprised of (i) the parent company F-star GmbH, Vienna, (ii) its 100% owned subsidiary F-star Biotechnology Limited, Cambridge, United Kingdom and (iii) the wholly-owned subsidiary of F-star Biotechnology Limited, F-star Therapeutics LLC, Delaware, United States.

Intercompany transactions, balances, income, and expenses on transactions between group companies are eliminated. Profits and losses resulting from intercompany transactions that are recognized in assets are also eliminated.

Associates are all entities over which the group has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. F-star GmbH, Vienna, holds 20% of the participation rights of each of two entities: S-TARget therapeutics GmbH, Vienna and OncoQR ML GmbH,

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Vienna. The group is also entitled to a share in dividend income or proceeds on sale from each of these entities but has no voting rights. Nevertheless, the group does not exercise significant influence. Therefore, the investment is accounted for according to IFRS 9 Financial Instruments.

The date of the statements of financial position of all consolidated entities is May 6, 2019 and December 31, 2018 and 2017.

Revision of tax reconciliation disclosures

The previously reported tax reconciliation disclosures for the years ended December 31, 2018 and 2017 have been revised in these financial statements for the correction of an immaterial error (see note 4.5).

2.2 Going concern

As of August 28, 2020, the date of approval of the consolidated financial statements for the period ended May 6, 2019, the group does not expect its cash deposits will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months. These conditions raise substantial doubt about the group’s ability to continue as a going concern.

F-star Therapeutics Limited expects to seek equity financing from existing and new investors in conjunction with the contemplated Share Exchange Agreement entered into on July 29, 2020 between F-star Therapeutics Limited and Spring Bank Pharmaceuticals Inc. The closing of the Share Exchange Agreement would provide access to the existing cash deposits of Spring Bank Pharmaceuticals Inc as well as expected additional equity financing to be raised by F-star Therapeutics Limited as part of the Exchange. The estimated closing is anticipated in Q4 2020. The closing of the Share Exchange Agreement is however subject to approval by the shareholders of Spring Bank Pharmaceuticals Inc. If the merger is unsuccessful, F-star Therapeutics Limited will seek additional funding through equity financing from existing shareholders, or other alternative sources, which the directors believe can be obtained. Accordingly, the directors believe it is appropriate to continue to adopt the going concern basis of accounting. The financial statements do not include any adjustments that would be necessary if the group headed by F-star Therapeutics Limited and the group were unable to continue as a going concern.

F-star Therapeutics Limited, the parent undertaking has provided a letter of support to the group, committing to provide funding for operations for at least 12 months from the issuance date of these financial statements. As F-star Therapeutics Limited has insufficient cash to fund the group’s operations for at least the next 12 months, the provision of this support is contingent upon successful fundraising.

2.3 Estimates and judgments

In the application of the group’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are relevant. Actual results may differ from these estimates. See note 4 for details of critical estimates and judgments.

2.4 New standards, amendments and IFRIC interpretations

New standards, amendments and interpretations adopted by the group

The group has adopted all relevant IFRSs that were effective for periods beginning January 1, 2018. The following standards have been adopted by the group for the first time for the fiscal year beginning on or after January 1, 2019:

i. IFRS 9 — Financial Instruments

IFRS 9 replaces the provisions of IAS 39 that relate to the recognition, classification and measurement of financial assets and financial liabilities; derecognition of financial instruments; and impairment of financial

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

assets and hedge accounting. IFRS 9 contains three principal classification categories for financial assets, measured as amortized cost, fair value through other comprehensive income and fair value through profit and loss. The classification of financial assets is generally based on the business model under which a financial asset is managed, and its contractual cash flow characteristics.

On January 1, 2018 (the date of initial application of IFRS 9), the group’s management assessed which business models apply to the financial assets held by the group and classified its financial instruments into the appropriate IFRS 9 categories. The main effects resulting from this reclassification were as follows:

€	Note	Original classification under IAS 39	New classification under IFRS 9	Original carrying amount under IAS 39	New carrying amount under IFRS 9
Financial assets
Trade and other receivables	(a)	Loans and receivables	Amortized cost	2,405,424	2,405,424
Cash and cash equivalents		Loans and receivables	Amortized cost	3,133,482	3,133,482
Loan to related party	(b)	Loans and receivables	Amortized cost	4,438,735	4,438,735
Equity securities	(c)	Available-for-sale	FVTPL — equity instrument	100,000	100,000

Total Financial Assets				10,077,641	10,077,641

Financial liabilities
Trade payables and accruals		Other financial liabilities	Amortized cost	1,582,402	1,582,402
Loan from related party	(d)	Other financial liabilities	Amortized cost	7,573,318	7,573,318

Total Financial Liabilities				9,155,720	9,155,720

(a)

Trade and other receivables: Trade and other receivables that were classified as loans and receivables under IAS 39 are now classified as amortized cost. The group applies the IFRS 9 simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance for all trade receivables and contract assets.

(b)

Loan to related party: Loans to related parties that were classified as loans and receivables under IAS 39 are now classified as amortized cost. The loan is repayable on demand and so the group applies an expected credit losses model on assumption that repayment is demanded as of the reporting date.

(c)

Equity securities: These investments have been reclassified from available-for sale to fair value through profit and loss. They do not meet the IFRS 9 criteria for classification at amortized cost, because their cash flows do not represent solely payments of principal and interest.

(d)	Trade payables and accruals and loan from related party: IFRS 9 largely retains the existing requirements in IAS 39 for the classification and measurement of financial liabilities.

There are no changes in carrying value due to reclassification or remeasurement of financial assets on adoption of IFRS 9 on January 1, 2018. For assets held at amortized cost, no additional impairments were identified by management that would be material. For equity investments held at fair value through profit or loss (FVPL), the difference between the IAS 39 allowed treatment of carrying at cost and the IFRS 9 fair value valuation method was immaterial.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

IFRS 9 replaces the “incurred loss” model in IAS 39 with “expected credit loss” (ECL) model. The new impairment model applies to financial assets measured at amortized cost, contract assets and debt investments at FVOCI, but not to investments in equity instruments. Under IFRS 9, credit losses are recognized earlier than under IAS 39.

For assets in the scope of the IFRS 9 impairment model, the impairment losses are generally expected to increase and become more volatile. The group has determined that impairments arising from the application of the IFRS 9 requirements as of January 1, 2018 would be immaterial.

Full details of the Financial Instruments accounting policy effective from January 1, 2018 are included in section m. of this note.

ii.    IFRS15 — Revenue from Contracts with Customers

The group has adopted IFRS 15 Revenue from Contracts with Customers on a modified retrospective basis from January 1, 2018. Under IAS 18, in both the arrangement with an external customer and arrangement with F-star Beta Limited, the license and R&D were two separate components because the commercial effect was separate. The group assessed the license and R&D services under IFRS 15 distinct criteria and concluded the R&D services were significantly modifying the license and as such were a combined performance obligation. A cost-to-cost method to measure progress of completion of the performance obligation has been used to assess the revenue to be recognized at each reporting date. This has resulted in the following changes to the financial statements:

Statement of financial position (extract)	IAS 18 carrying amount December 31, 2017 €	Remeasurement €	IFRS 15 carrying amount January 1, 2018 €
Deferred revenue	—	7,018,239	7,018,239

The impact on the group’s accumulated losses as at January 1, 2018 is as follows:

€
Balance as at December 31, 2017 as originally stated	(28,328,236)
Change in accounting policy	(7,018,239)

Restated total equity as at January 1, 2018	(35,346,475)

Under IAS 18, €21.3 million would have been recognized in the statement of comprehensive income for the year ended December 31, 2018, in relation to the both arrangements.

The new accounting policies adopted by the group as of January 1, 2018 are included in section l. of this note.

iii. IFRS16 — Leases

The group has adopted IFRS 16 Leases retrospectively from January 1, 2019 but has not restated comparatives for the 2018 reporting period, as permitted under the specific transition provisions in the standard. The reclassifications and the adjustments arising from the new leasing rules are therefore recognized in the opening balance sheet on January 1, 2019.

The new accounting policies are disclosed in note 2.19.

On adoption of IFRS 16, the group recognized lease liabilities in relation to leases which had previously been classified as ‘operating leases’ under the principles of IAS 17 Leases. These liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate as of January 1, 2019. The weighted average lessee’s incremental borrowing rate applied to the lease liabilities on January 1, 2019 was 2.97%.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Management has elected to apply IFRS 16 using a modified retrospective transition method and has elected to apply the following practical expedients:

•	application of a single discount rate to a portfolio of leases with reasonably similar characteristics

•	reliance on previous assessments on whether leases are onerous as an alternative to performing an impairment review – there were no onerous contracts as at January 1, 2019

•	accounting for operating leases with a remaining lease term of less than 12 months as at January 1, 2019 as short-term leases

•	use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease

•	elect to not separate lease and non-lease components and instead account for both as if it were one lease component

•	payments associated with short-term leases of equipment and vehicles and all leases of low value assets are recognized on a straight-line basis as an expense in profit or loss.

Of the leases, €26.2 thousand relate to short-term lease commitments, which will be recognized on a straight-line basis as an expense in the consolidated statements of comprehensive income. The remaining leases relate to long-term property leases.

Measurement of lease liabilities

€
Operating lease commitments disclosed as at December 31, 2018	1,110,576
Effect of discounting those lease commitments at an annual discount rate of 5%	(80,635)
Less short-term leases not recognized as a liability	(26,197)

Lease liability recognized as at January 1, 2019	1,003,744

Adjustments recognized in the consolidated statement of financial position on January 1, 2019

The adoption of a new accounting policy affected the following items in the consolidated statement of financial position on January 1, 2019:

•	right-of-use assets — increase by €941,306

•	lease liability — increase by €1,003,744

The net impact on net assets and retained earnings on January 1, 2019 was a decrease of €62,438.

The group does not act as a lessor.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the group.

2.5 Foreign currency translation

Functional and presentational currency

The consolidated financial statements are presented in euros, which is the group’s presentation currency. Items included in the consolidated financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). Functional currencies of the consolidated entities are as follows:

F-star Biotechnology Limited, Cambridge, U.K.	pounds sterling
F-star Therapeutics LLC, Delaware, U.S.	U.S. dollar

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

The results and financial position of all group entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

a.	assets and liabilities for each date of consolidated statements of financial position presented are translated at the closing rate as of the date of that consolidated statement of financial position;

b.

income and expenses for each consolidated statement of comprehensive income are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and

c.	all resulting exchange differences are recognized in other comprehensive income.

Transactions and balances

Foreign currency transactions are translated into euros, the group’s functional currency, using the exchange rates prevailing at the date of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of comprehensive income. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the statement of comprehensive income within ‘finance income or costs’. All other foreign exchange gains and losses are presented within ‘other gains’ in the consolidated statement of comprehensive income.

2.6 Property, plant and equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and any accumulated impairment losses. If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items. Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the group.

Expenditure on repairs and maintenance is charged to the consolidated statement of comprehensive income as incurred. Cost and related accumulated depreciation of property, plant and equipment sold or otherwise disposed of are derecognized and any gain or loss is reported as current year’s income or expense. Currently, no borrowing costs are added to the costs of assets as the group has not acquired or constructed assets that necessarily take a substantial period of time to get ready for their intended use or sale (qualifying assets).

Depreciation is charged so as to write off the cost of the assets over their estimated useful economic lives, using the straight-line method, on the following basis:

Leasehold property improvements, right of use assets	Lesser of useful life or period of the lease
Plant and machinery	20% on cost
Office equipment, fixtures and fittings	33% on cost

Depreciation methods, useful lives and residual values are reviewed as of each reporting date and adjusted, if appropriate.

2.7 Intangible assets

Expenditure on research activities are recognized in the consolidated statement of comprehensive income as incurred. Development expenditure is capitalized only if the expenditure can be measured reliably, the product is technically and commercially feasible, future economic benefits are probable, and the group has sufficient resources to complete or sell the asset.

Acquired intangible assets, including intellectual property rights that have finite useful lives, are measured at cost less accumulated amortization and any accumulated impairment losses.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Subsequent expenditure is capitalized only when it increases the future economic benefits of the asset to which it relates. All other expenditure is recognized in the consolidated statements of comprehensive income as incurred.

Intangible assets are amortized over their estimated useful economic lives, using the straight-line method:

•	Patents (once filed)—Over the period of the relevant patents (assumed to be 20 years once filed)

2.7 Impairment of non-financial assets

At the date of the consolidated statement of financial position, the group reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets have suffered an impairment loss.

For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or ‘CGUs’). The recoverable amount is the higher of fair value less cost of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognized as part of operating expenses immediately.

2.8 Financial instruments

i. Financial assets

Classification

The group classifies its financial assets in the following measurement categories:

•	measured at fair value

•	measured at amortized cost

The classification depends on the group’s business model for managing the financial assets and the contractual terms of the cash flows. For assets measured at fair value, gains and losses are recorded in profit or loss.

The group has financial assets held at fair value through profit or loss, these comprise of unlisted participation rights. Financial assets at amortized cost include Trade and other receivables and Cash and cash equivalents and Other receivables excluding prepayments and other non-financial receivables.

Recognition and derecognition

Financial assets are derecognized when the right to receive cash flows from the financial assets has expired or has been transferred and the group has transferred substantially all the risks and rewards of ownership.

Measurement

At initial recognition, the group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in the consolidated statement of comprehensive income. The group subsequently measures all equity investments at fair value. Changes in the fair value of financial assets at FVPL are recognized in other income or other expenses in the consolidated statements of comprehensive income as applicable.

Subsequent measurement of receivables depends on the group’s business model for managing the asset and the cash flow characteristics of the asset. Assets that are held for collection of contractual cash flows where those

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

cash flows represent solely payments of principal and interest are measured at amortized cost. As of December 31, 2018, and May 6, 2019, all receivables in the group are held at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in the consolidated statement of comprehensive income and presented in other income or other expenses together with foreign exchange gains and losses. Impairment losses are presented as a separate line item in the consolidated statement of comprehensive income to the extent such charges have been recorded.

Impairment

The group assesses on a forward-looking basis the expected credit loss associated with its debt instruments carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables the group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables. Management determines the classification of its financial assets and liabilities at initial recognition.

The loss allowances for financial assets are based on management assumptions about risk of default and expected loss rates. Management uses judgment in making these assumptions and selecting inputs to impairment calculations based on past history, external conditions, and forward-looking estimates.

The group does not use derivative instruments to reduce the exposure to foreign exchange risk.

ii. Financial liabilities

Financial liabilities at amortized cost include trade payables, lease liability and other payables excluding non-financial liabilities. Trade payables are initially recognized at the amount required to be paid. Subsequently, trade payables are measured at amortized cost, which approximates the fair value due to the short-term nature of these liabilities.

Borrowing costs primarily comprise interest on borrowings from banks and other financial institutions. All borrowing costs are expensed in the period in which they are incurred. Note 2.13 sets out the accounting policy for bank debt and other borrowings.

2.9 Offsetting financial instruments

Financial assets and liabilities are reported at their net amount in the consolidated statements of financial position if there is a legally enforceable right of offset and there is an intention to settle. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the group or the counterparty.

2.10 Trade and other receivables

Financial assets included in trade and other receivables are recognized initially at fair value. The group holds these receivables with the objective to collect the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method, less any impairment losses. Prior to January 1, 2018 the group provided an allowance for uncollectable accounts based on prior experience and management’s assessment of the collectability of existing specific accounts. From January 1, 2018, the group also assesses the expected credit losses associated with these financial assets on a forward-looking basis.

2.11 Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term and highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value with original maturities of three months or less.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

2.12 Equity and reserves

The group’s share capital is made up of share quotas representing a shareholding in the nominal amount subscribed for by the relevant shareholder. The shares have equal voting rights with each € 1 of nominal amount subscribed for representing one vote. As of May 6, 2019, the group’s share capital was divided on a contractual basis pursuant to a shareholder’s agreement into common shares and common shares with contractual preference rights. These common shares with contractual preference rights had a liquidation preference over other common shares. In addition, common shares with contractual preference rights had an anti-dilution protection that was not applicable for other common shares. Pursuant to Austrian law no holder of these common shares with contractual preference rights could require the group to pay cash, a financial asset or a variable number of the Company’s shares. Hence, also the common shares with contractual preference rights were classified as equity. The capital reserve comprises all payments effected by shareholders of the group in their function as shareholders, e.g. share premiums on issue of share capital.

2.13 Borrowings

Interest-bearing borrowings are initially recognized at fair value less any related transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost. Any difference between cost and redemption value is recognized in the consolidated statements of comprehensive income over the entire period of the borrowings on an effective interest basis.

Interest-bearing borrowings are classified as current liabilities unless the group has an unconditional right to defer the settlement of the liability for at least twelve months from the date of these consolidated statements of financial position.

2.14 Trade and other payables

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method. Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Deferred revenue

Payments for unsatisfied performance obligations to be completed in future periods are recorded in the consolidated statements of financial position as contract liabilities (deferred revenue).

2.15 Current and deferred income tax

The tax credit/charge represents the sum of the tax currently receivable/payable and deferred tax. The tax currently payable/receivable is based on taxable profit/loss for the year. Taxable profit/loss differs from net profit/loss as reported in the consolidated statements of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The group’s asset/liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the date of the consolidated statements of financial position.

R&D expenditure is written off in the year in which it is incurred. Any tax credit receivable under the small company R&D scheme is recognized in “Income tax” in the consolidated statements of comprehensive income.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

can be utilized. Such assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction, which affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognized for taxable temporary differences arising on investments in subsidiaries except where the group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed as of the date of the consolidated statements of financial position and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled, or the asset is realized. Deferred tax is charged or credited in the consolidated statements of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the group intends to settle its current tax assets and liabilities on a net basis.

2.16 Post-employment benefits

The group pays contributions to defined contribution plans. The costs charged against profits represent the amount of the contributions payable to the scheme in respect of the accounting period.

2.17 Share-based payments

The group operates an equity-settled, share-based compensation plan, under which it issues equity instruments (options) of the parent company to employees of the parent company. The fair value of the services received in exchange for the grant of the options is recognized as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted, excluding the impact of any service and non-market performance vesting conditions.

Non-market performance and service conditions are included in assumptions about the number of options that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the group revises its estimate of the number of options that are expected to vest based on the non-market vesting and service conditions. It recognizes the impact of the revision to original estimates, if any, in the consolidated statements of comprehensive income, with a corresponding adjustment to equity.

2.18 Revenue recognition

The group’s revenues are generated through its collaborative arrangement with one external collaborator and provision of intellectual property licenses and R&D services to one related party. The terms of the arrangement with the external collaborator include performing R&D services and the grant of intellectual property rights. In exchange for the initial grant of intellectual property rights and R&D services, the group has received non-refundable upfront license payments and is eligible to receive variable consideration in the form of milestone payments that are based on the achievement of defined collaboration objectives.

On inception of a new contract, management identifies performance obligations and consider if these performance obligations are distinct. Performance obligations are promised services in a contract to transfer a distinct service to the customer. Promised services are considered distinct when: (i) the customer can benefit from the service on its own or together with other readily available resources, and (ii) the promised service is separately identifiable from other promises in the contract. In assessing whether promised services are distinct, management considers factors such as the stage of development of the underlying intellectual property, the

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

capabilities of the customer to develop the intellectual property on their own and whether the required expertise is readily available. In addition, management considers whether the collaboration partner can benefit from a promise for its intended purpose without the receipt of the remaining promises, whether the value of the promise is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises, and whether it is separately identifiable from the remaining promises.

For customer options to acquire intellectual property rights, management assesses if the optional future services are offered at the standalone selling price. If this is the case, then the option is not deemed to provide the customer with a material right and is not considered to be a separate performance obligation. In determining the standalone selling price management consider factors such as identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until the option is exercised or expires, whichever is earliest.

Management estimates the transaction price based on the amount of consideration that the group expects to receive for transferring the promised services in the contract and allocates the transaction price to each performance obligation based upon management’s estimate of the standalone selling price. Management must develop assumptions that require judgment to determine the standalone selling price for each performance obligation identified in the contract. Management utilizes key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction, probabilities of technical and regulatory success and the estimated costs. Certain variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated to each performance obligation are consistent with the amounts the group would expect to receive for each performance obligation.

For variable consideration, the group assesses the likelihood that a significant reversal of cumulative revenue will not occur, and amounts are recognized only if it is deemed to be highly probable that reversal will not occur. The group utilizes either the most likely amount method or expected value method to estimate variable consideration to include in the transaction price based on which method better predicts the amount of consideration expected to be received.

For milestone payments the revenue is recognized when the conditions stated in the contract for achievement of the milestone becomes probable. When R&D services income, license fees and milestone income are recognized over time, with resource expended to date as a measure of progress of the performance obligations identified in the contract for the following reasons:

•	each performance obligation contains multiple deliverables; and

•	resource expended has been assessed as the most accurate method of measuring progress towards completion of each performance obligation.

2.19 Leases

The group leases offices for a fixed period of 3 to 5 years. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

From January 1, 2019, on inception of any contract, management assesses whether that contract is, or contains, a lease. A contract is deemed to be, or deemed to contain, a lease, if the contract gives the group the right to control the use of an asset. To determine this, management assesses if:

•	The contract involves the use of an identified asset

•	The group has the right to obtain substantially all of the economic benefits from the use of the asset throughout the period of use; and

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

•	The group controls the use of the asset, which can be indicated by either:

•	The group having the right to operate the asset.

•	The group having designed an asset in a way which predetermines how it will be used and for what purpose.

Where a contract is deemed to be, or is deemed to contain, a lease, the group recognizes a right-of-use asset and a lease liability.

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability, adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlying asset, less any lease incentives received. Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease, or if that rate cannot be readily determined, the group’s incremental borrowing rate, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions. For all current leases the group has used the incremental borrowing rate as the discount rate. The liability is measured at amortized cost, using the effective interest method and remeasured when there is a change in future lease payments. When the liability is remeasured, a corresponding adjustment is made to the carrying amount of the right-of-use asset or recorded in the consolidated statement of comprehensive income if the carrying amount of the right-of-use asset has been reduced to zero.

The group is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Lease payments are allocated between principal and finance cost. The finance cost is charged to the profit and loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Short-term leases and leases of low-value assets

The group has elected not to recognize low value leases and lease liabilities for short-term leases of office buildings that have a lease term of 12 months or less and leases of low-value assets, such as office equipment. The group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

2.21 Operating segments

The group consists of a single operating reporting segment as defined under IFRS 8 Operating Segments.

3. Financial risk management

3.1 Liquidity risk

Liquidity risk is the risk that the group will encounter difficulty in meeting its short-term obligations associated with financial liabilities.

Liquidity needs are monitored by the group using rolling forecasts to ensure it has sufficient funds to meet its liabilities when due, under normal and unexpected conditions, without incurring unacceptable losses.

The group is dependent upon receiving payments for services that it provides to its related party company, F-star Beta Limited which includes payments for employees carrying out research and ancillary administrative services.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

As of the signing date of these consolidated financial statements for the period ended May 6, 2019, the group will require additional financing to fund its operating expenses and capital expenditure requirements for at least the next 12 months (see note 2.2). The group may not be able to obtain financing on acceptable terms, or at all, and the group may not be able to enter into collaborations. The terms of any future financing may adversely affect the rights or interests of the group’s shareholders. If the group is unable to obtain funding, the group could be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects.

The table below analyses the group’s financial liabilities (interest included) into relevant maturity groupings based on the remaining period at the consolidated statements of financial position date to the contractual maturity date.

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Payable in less than one year
Other borrowings	9,056,202	7,464,111	7,573,318
Other payables	1,139,884	788,349	1,198,578
Lease liability	563,098	—	—

	10,759,184	8,252,460	8,771,896
Payable in one to two years
Lease liability	422,323	—	—

	422,323	—	—

Total financial liabilities	11,181,507	8,252,460	8,771,896

3.2 Interest rate risk

Interest rate risk is the risk that the changes in market interest rates will cause fluctuations to the fair values and cash flows of the group’s financial instrument holdings.

The group is exposed to changes in market interest rates through a loan to F-star Beta Limited, its bank deposits and borrowings from F-star Alpha Limited, which are subject to variable interest rates. All other financial assets and liabilities have fixed rates.

An increase in the interest rate by 1% would result in a decrease of financial result by €9,441 in the period ended May 6, 2019 and €22,598 in the year ended December 31, 2018 (2017: decrease of €28,604). Based on the current market conditions, the group does not expect significant changes in the level of interest rates.

3.3 Currency risk

The group undertakes transactions denominated in foreign currencies and as such is exposed to price risk due to fluctuations in foreign exchange rates. The group does not use derivative instruments to reduce exposure to foreign exchange risk.

Currency risk is the risk that the changes in foreign exchange rates will cause fluctuations in the fair values and cash flows of the group’s financial instrument holdings. Foreign exchange risk arises when future recognized assets or liabilities are denominated in a currency that is not the entity’s functional currency.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

The group considers its currency risk to be moderate and states the following net position in foreign currencies other than the functional currency of the entities as per May 6, 2019, December 31, 2018 and December 31, 2017:

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
U.S dollars	46,964	542,514	(88,731)
Pounds sterling	50,043	8,315	3,685,131
Euros	64,891	673,352	21,379

The following table illustrates the sensitivity of the change in cash and trade and other receivables and trade and other payables and the net profit (loss) for the period and equity to a reasonably possible change in exchange rates of 10%, with effect from the beginning of the period. These changes are considered to be reasonably possible based on the observation of current market conditions. The calculations are based on the group’s financial instruments held at each date of consolidated statements of financial position. All other variables are held constant.

	Effect on net result of the period/equity
	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Exchange Rate +10%
U.S dollars	3,053	7,844	11,375
Pounds sterling	5,004	832	56,964
Euros	5,017	1,113	4,619

3.4 Credit risk

Credit risk is the risk of financial loss to the group if the counterparty fails to meet its obligations.

Credit risk arises from the group’s operating activities from receivables, financing activities from cash and cash equivalents and deposits with banks and financial institutions.

The group has one external customer (all other sales are made to related parties). The group closely monitors the performance conditions under the contract with the customer ensuring that invoices are raised when performance conditions are met and that the payments terms with the customer are adhered to.

Credit risk from receivables is minimized by establishing credit policies such as determining and monitoring customer credit limits, requiring credit approvals and the monitoring of customer credit risks. Other monitoring procedures are in place to recover overdue customer accounts and to assess impairment.

Credit risk from financing activities is minimized by establishing investment policies in liquid securities with high credit ratings and maintaining accounts in reputable financial institutions with high quality credit ratings. All cash held by the group is with financial institutions with a credit rating of F1+ or AA- according to Fitch’s short term and long-term credit ratings.

3.5 Impairment of financial assets

Amounts due from related parties

The group applies the IFRS 9 simplified approach to measuring expected credit losses for amounts due from related parties, which uses a lifetime expected loss allowance for amounts due from related parties. The expected loss rates are based on the payment profile of the group’s customers over their entire trading history.

The historical loss rate is zero but has been adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle the receivable.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Amounts due from related parties are written off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, amongst others, failure of a debtor to engage in a repayment plan and failure to make contractual payments for greater than 120 days past due.

While cash and cash equivalents and recoverable VAT are also subject to the impairment requirements of IFRS 9 the identified impairment loss was immaterial.

Impairment on trade and other receivables and contract assets are presented as net impairment losses within operating profit. Subsequent recoveries of amounts previously written off are credited against the same line item.

Loan due from related party

The group has applied an expected credit losses model to assess if impairment of the amount owing from related party is required at the reporting date and the date of IFRS 9 adoption. The terms of the loan dictate that the full balance is repayable on demand and therefore the expected credit losses are based on the assumption that repayment in full is demanded at the reporting date. Management reviewed the liquid asset position of the related party (F-star Beta Limited) at May 6, 2019, December 31, 2018 and January 1, 2018 (date of adoption of IFRS 9) and it was determined that the related party did not have sufficient liquid assets to repay the loan at any of these dates. Due to the related party status of the recipient of the loan, management have access to detailed forecasts and were able to estimate the value of intellectual property held by the related party, but not held in the consolidated statements of financial position at May 6, 2019, December 31, 2018 and January 1, 2018. This was calculated on a risk-adjusted, discounted cash flow basis taking into consideration macroeconomic factors. Management assessed the ability of the related party to monetarize the intellectual property in order to repay the debt at all dates and determined that any impairment of the loan would be immaterial.

4. Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

In the application of the group’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

4.1 Assessment of control under IFRS 10 — judgment

Management has made an assessment of whether F-star Biotechnology Limited (“Biotech”) controls the following related party entities: F-star Alpha Limited, F-star Beta Limited or F-star Delta Limited under IFRS 10, ‘Consolidated financial statements’. This has required management to exercise significant judgment. On the basis of the assessment set out below, management has concluded that the company does not control F-star Alpha Limited, F-star Beta Limited or F-star Delta Limited and consequently, these companies have not been consolidated into these consolidated financial statements.

Under IFRS 10, an investor controls an investee if, and only if, the investor has power over the investee; exposure, or rights, to variable returns from its involvement with the investee; and, the ability to use its power over the investee to affect the amount of the investor’s returns. An investor has power over an investee when the investor has existing rights that give it the current ability to direct the relevant activities, i.e. the relevant activities that significantly affect the investee’s returns.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Although Biotech has no equity investment in F-star Alpha Limited, F-star Beta Limited or F-star Delta Limited there are common shareholders with Biotech’s parent company, F-star GmbH.

The relevant activities of F-star Beta Limited and F-star Delta Limited are the direction of R&D activities for the discovery and development of antibody product candidates designed to treat serious diseases. An over-arching legal agreement exists in the case of F-star Beta Limited and F-star Delta Limited with an unrelated pharmaceutical company. It is this legal agreement, which determines the expected returns, which may result from the development programmes. Biotech is consequently unable to affect the returns as stipulated in the legal agreements. Biotech’s only involvement in those agreements is to provide services to F-star Beta Limited and F-star Delta Limited at pre-specified rates. Therefore, management consider that Biotech is unable to control the activities of F-star Beta Limited or F-star Delta Limited.

F-star Alpha Limited incurs corporate costs and holds the exclusive intellectual property rights to certain programs. There are no transactions with F-star Alpha Limited, which would suggest Biotech has the power to direct its relevant activities and therefore management has concluded Biotech should not consolidate F-star Alpha Limited.

4.2 Judgments and estimates utilized to determine the amount and timing of revenue recognition

License and collaboration agreement with Denali

The group has a license and collaboration agreement with Denali Therapeutics Inc. (“Denali”) under which it supplies intellectual property rights, the option to acquire further rights and R&D services to develop a number of therapeutic molecules. The group is also eligible to receive milestone payments if certain stages of development, regulatory approval and annual product sales are achieved. The contract includes multiple promises, however the intellectual property licensing and R&D services supplied are not deemed to be separate performance obligations. This is because the intellectual property rights granted are expected to be significantly modified by the R&D services also provided by the group. The option to acquire further rights is not considered to be a material right, as the option does not provide Denali with a discount that it would not have otherwise received. This is therefore deemed to not be a separate performance obligation.

Revenue from the grant of intellectual property rights and R&D services provided as part of this arrangement are recognized using the cost-to-cost method to measure progress of completion of the performance obligation, which utilizes the total cost of labor incurred to the reporting date, relative to the total expected cost.

Success-based milestones represent variable consideration which is included in the transaction price only when it is highly probable that a significant reversal of cumulative recognized revenue will not occur. Standard payment terms of the contract are payment within 30 days.

Intellectual property licensing and services agreement with F-star Beta Limited

Management assessed that the R&D services are not distinct from the transfer of intellectual property rights, and therefore together they constitute a single combined performance obligation.

The consideration for intellectual property licensing and services agreement is variable. At inception of the contract, management evaluated the total amount of consideration and the likelihood that each payment would be received. The amount included in the transaction price was constrained to the amount for which it is highly probable that a significant reversal of cumulative revenue recognized will not occur. At each reporting date management evaluate whether milestones and R&D services are considered highly probable of being reached and, to the extent that a significant reversal would not occur in future periods, estimate the amount to be included in the transaction price using the most likely amount method. There are no provisions in the existing agreement for returns or refunds.

The group recognizes revenue using the cost-to-cost method, which it believes best depicts the transfer of control of the services to the customer. Under the cost-to-cost method, the extent of progress towards completion is

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation.

For arrangements that include sales-based royalties and sales-based milestones and in which the license is deemed to be the predominant item to which the royalties relate, the group recognizes royalty revenue upon the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).

Standard payment terms of the contract are payment within 30 days.

4.3 Impairment of financial assets

The loss allowances for financial assets are based on management assumptions about risk of default and expected loss rates. Management uses judgement in making these assumptions and selecting inputs to impairment calculations based on past history, external conditions, and forward-looking estimates.

4.4 Other estimates — share based payments

A share option compensation charge has been recognized in respect of share options granted. There are a number of subjective inputs into the calculation of the charge, the most significant of which is the share price on the date of grant. As an unlisted group, this is subject to a significant degree of estimation uncertainty. Management estimate the share price by modelling of the net present value of the future discounted cash flows of the group as applied to the number of shares in issue.

4.5 Revision of Previously Issued Financial Statements

During the course of preparing the May 6, 2019 financial statements, financial management became aware of misstatements in the tax note, and ‘effects of’ tax note, of the audited financial statements for the financial years ended 2018 and 2017, which came to light when preparing the May 6, 2019, tax note. The group assessed the effect of the above adjustments in the prior periods’ financial statements in accordance with the SEC’s Staff Accounting Bulletins No. 99 and 108 and, based on an analysis of quantitative and qualitative factors, determined that these were not material to any of the group’s prior annual financial statements. All financial information contained in the accompanying notes has been revised to reflect the correction of this immaterial error.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

The following tables present the effect of the aforementioned revision:

Consolidated statements of comprehensive income (extract)	As previously reported 2018 €	Adjustment 2018 €	As revised 2018 €
Profit before tax	1,315,015	—	1,315,015
Profit before tax multiplied by the prevailing rate of Austrian corporation tax for the period 2018 of 25%	328,754	(657,508)	(328,754)
EFFECTS OF:
Different tax rates in subsidiaries	195,935	(429,966)	(234,031)
Expenses directly recognised in equity	12,658	(25,316)	(12,658)
Additional deduction for R&D expenditure	(378,528)	757,056	378,528
Surrender of tax losses for repayable R&D credits	158,614	(951,177)	(792,563)
R&D tax credits	—	511,089	511,089
Change in deferred tax assets not recognised	(1,522,068)	1,522,068	—
Impact of change in accounting policy	1,333,465	(1,547,740)	(214,275)
Utilisation of brought forward tax losses	—	916,206	916,206
Other effects	65,930	(94,712)	(28,782)

Tax credit for the current year	194,760	—	194,760
Tax related to previous period	394	—	394

Total tax credit	195,154	—	195,154

Consolidated statements of comprehensive income (extract)	As previously reported 2017 €	Adjustment 2017 €	As revised 2017 €
Corporate tax credit — current period	210,809	29,184	239,993
Corporate tax — prior periods	14,592	(29,184)	(14,592)

Total credit	225,401	—	225,401

Loss before tax	(88,063)	—	(88,063)
Profit before tax multiplied by the prevailing rate of Austrian corporation tax for the period 2017 of 25%	(22,016)	44,032	22,016
EFFECTS OF:
Different tax rates in subsidiaries	101,087	(151,909)	(50,822)
Expenditure not deductible for tax purposes	1,599	(3,198)	(1,599)
Expenses directly recognised in equity	25,790	(51,580)	(25,790)
Additional deduction for R&D expenditure	(195,195)	390,390	195,195
Surrender of tax losses for repayable R&D credits	85,210	(170,420)	(85,210)
Change in deferred tax assets not recognised	195,083	(195,083)	—
Utilisation of brought forward tax losses	—	195,083	195,083
Other effects	19,251	(28,131)	(8,880)

Tax credit for the current year	210,809	29,184	239,993
Tax related to previous period	14,592	(29,184)	(14,592)

Total tax credit	225,401	—	225,401

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

5. Revenue

The group derives revenue from the transfer of goods and services in the following categories.

PERIOD ENDED MAY 6, 2019	Provision of Licensing and R&D services €
Revenue from related party in the United Kingdom	7,454,715

Timing of recognition:
Over time	7,454,715

Total from United Kingdom	7,454,715

Revenue from United States	1,602,826
Timing of recognition:
Over time	1,602,826

Total from United States	1,602,826

Total	9,057,540

UK revenue was generated from intellectual property licenses granted (which includes milestone income as well as licensing income) and provision of R&D services on a fully loaded full-time equivalent (“FTE”) basis.

Revenue generated in the United States related to the receipt of a percentage of the proceeds due on sale of a related party entity, Denali BBB Holding Limited (formerly F-star Gamma Limited) and the option to nominate targets for drug development under intellectual property license agreements.

YEAR ENDED DECEMBER 31, 2018	Provision of Licensing and R&D services €
Revenue from related parties in the United Kingdom	16,011,068

Timing of recognition:
Over time	16,011,068

Total from United Kingdom	16,011,068

Revenue from United States	5,077,322
Timing of recognition:
Over time	5,077,322

Total from United States	5,077,322

Total	21,088,390

YEAR ENDED DECEMBER 31, 2017	Licensing income €	Milestone income €	Provision of R&D services €	Total €
Revenue from related parties in the UK	2,310,131	1,141,320	12,297,964	15,749,415

Total	2,310,131	1,141,320	12,297,964	15,749,415

Timing of recognition:
At a point in time	—	1,141,320	—	1,141,320
Over time	2,310,131	—	12,297,964	14,608,095

Total	2,310,131	1,141,320	12,297,964	15,749,415

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

^	See note 2.4ii for details of a change in accounting policy.

All revenue in the year ended December 31, 2017, was generated from intellectual property licenses granted (milestone income and licensing income) and provision of R&D services on a fully loaded FTE basis.

Collaboration with Denali Therapeutics Inc.

In August 2016, F-star Biotechnology Limited, F-star Gamma Limited (a related party until May 30, 2018) (“F-star Gamma”), and F-star GmbH entered into a license and collaboration agreement (the “Denali License and Collaboration Agreement”) with Denali Therapeutics Inc.(“Denali”). The goal of the collaboration was the development of certain constant Fc domains of an antibody with non-native antigen binding activity (“Fcabs”), to enhance delivery of therapeutics across the blood brain barrier into the brain. The collaboration was designed to leverage F-star’s modular antibody technology and Denali’s expertise in the development of therapies for neurodegenerative diseases. In connection with the entry into the collaboration agreement, Denali also purchased from the F-star Gamma shareholders an option, which F-star refers to as the buy-out-option, to acquire all of the outstanding shares of F-star Gamma pursuant to a pre-negotiated share purchase agreement.

On May 30, 2018, Denali exercised such buy-out option and entered into a share purchase agreement, or the Purchase Agreement, with the shareholders of F-star Gamma and Shareholder Representative Services LLC, pursuant to which Denali acquired all of the outstanding shares of F-star Gamma, or the Acquisition.

As a result of the Acquisition, F-star Gamma has become a wholly owned subsidiary of Denali and Denali changed the entity’s name to Denali BBB Holding Limited. In addition, Denali became a direct licensee of certain of the group’s intellectual property (by way of Denali’s assumption of F-star Gamma’s license agreement with the group, or the F-star Gamma License). Denali made initial exercise payments to the group and the former shareholders of F-star Gamma under the Purchase Agreement and the F-star Gamma License in the aggregate, of €15.9 million ($18.0 million), less the net liabilities of F-star Gamma, which were approximately €0.2 million ($0.2 million). Of this total, €3.5 million ($4.0 million) was payable to the group. In addition, Denali is required to make future contingent payments, to the group and the former shareholders of F-star Gamma, up to a maximum amount of €337.0 million ($437.0 million) in the aggregate upon the achievement of certain defined preclinical, clinical, regulatory and commercial milestones. Of this total, up to a maximum amount of €73.5 million ($91.4 million) is payable to the group. The total amount of the contingent payments varies based on whether F-star delivers an Fcab that meets pre-defined criteria and whether the Fcab has been identified solely by the group or solely by Denali or jointly by the group and Denali.

Under the terms of the Denali License and Collaboration Agreement, Denali has the right to nominate up to three Fcab targets for approval (“Accepted Fcab Targets”), within the first three years of the date of the Denali License and Collaboration Agreement. Upon entering into the Denali License and Collaboration Agreement, Denali had selected transferrin receptor, or TfR, as the first Accepted Fcab Target and paid an upfront fee of € 4.9 million ($ 5.5 million) to F-star Gamma, which included selection of the first Accepted Fcab Target. In May 2018, Denali exercised its right to nominate two additional Fcab targets and identified a second Accepted Fcab Target. Denali made a one-time payment to the group for the two additional Accepted Fcab Targets of, in the aggregate, € 5.2 million ($ 6.0 million) and has extended the time period for its selection of the third Accepted Fcab Target until approximately the fourth anniversary of the date of the Denali License and Collaboration Agreement.

Denali is also responsible for certain research costs incurred by F-star in conducting activities under each agreed development plan, for up to 24 months.

Under the terms of the Denali License and Collaboration Agreement, the group is prohibited from developing, commercializing and manufacturing any antibody or other molecule that incorporates any Fcab directed to an Accepted Fcab Target, or any such Fcab as a standalone product, and from authorizing any third party to take any such action.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Revenue recognition

The group has considered whether the following obligations are distinct:

•	Grant of intellectual property licenses

•	Provision of R&D services for development of the Fcabs

Management concluded that the grant of intellectual property rights is not distinct from the provision of R&D services, as the R&D services are expected to significantly modify the early stage intellectual property. As a result, the grant of intellectual property rights and the provision of R&D services has been combined into a single performance obligation for this contract.

The initial transaction price for first Accepted Fcab Target was deemed to be €4.4 million which was for the grant of intellectual property rights and for the second Accepted Fcab Target at €4.4 million consisting of €2.7 million for the grant of intellectual property rights and €1.8 million for R&D services.

During the period ended May 6, 2019 and year ended December 31, 2018, the group recognized €1.5 million and €4.9 million respectively, relating to Licensing and R&D services based on the cost-to-cost method for the first Accepted Fcab Target, the consideration for which included the share of proceeds from the sale of F-star Gamma, and €0.1million and €0.2 million respectively relating to Licensing and R&D services for second Accepted Fcab Target.

Revenue related to the initial upfront payment and R&D services provided was recognized over the estimated period to sequence delivery using the cost-to-cost method of measurement of progress to completion (see 4.5ii).

For the year ended December 31, 2017 the group recognized €1.1 million relating to R&D services in accordance with IAS 18. Upon transition to IFRS 15, the promises within the contracts were determined to not be distinct and therefore a transition adjustment of €3.2 million was recorded as a decrease to retained earnings as a result of the combined performance obligation.

Intellectual Property Licensing and Services Agreements with F-star Beta Limited

In February 2015, the group entered into a number of intellectual property licensing agreements with a related party, F-star Beta Limited. The licenses granted F-star Beta Limited exclusive intellectual property rights to develop, commercialize and sub-license products generated against accepted targets from the use of the group’s proprietary technology.

In consideration for the grant of intellectual property rights to F-star Beta Limited, a proportion of any payments made to F-star Beta Limited under any sub-license granted to a third party is paid to the group. The group is also eligible to receive development and regulatory milestones of €8.9 million and €25.5 million respectively per target. A mid-single digit royalty is also payable to the group on net sales of any product.

In February 2015, the group entered into a number of support services agreements with F-star Beta Limited. Under the terms of the support services agreement the provision of R&D services is charged at a fixed full-time equivalent (“FTE”) rate, which is billed monthly as incurred.

Revenue Recognition

The group has considered whether the following obligations are distinct:

•	Grant of intellectual property rights

•	Provision of R&D services

Management assessed that the R&D services in the contract were not distinct from the transfer of intellectual property rights, and therefore together they constitute a single combined performance obligation because the R&D services are expected to significantly modify the early stage preclinical intellectual property.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

The total transaction price was initially estimated to be €1.1 million, which relates to the variable consideration deemed to be highly probable at the inception of the agreement. All other variable consideration to be paid to the group upon reaching certain milestones have been excluded from the calculation as it is not highly probable that a significant reversal of cumulative revenue recognized will not occur in a subsequent reporting period.

For the year ended December 31, 2017, the group recognized €13.5 million relating to licensing fees and R&D services in accordance with IAS 18. Upon transition to IFRS 15, the promises within the contracts were determined to not be distinct and therefore a transition adjustment of €3.8 million was recorded as a decrease to retained earnings as a result of the combined performance obligation.

During the period ended May 6, 2019 and the year ended December 31, 2018, R&D services were provided and sub-licenses granted to third parties. The total transaction price estimate was increased to €43.2 million. €7.4 million in the period ended May 6, 2019 and €16.0 million in the year ended December 31, 2018 of this total transaction price was recognized, based on the cost-to-cost method.

a. Assets and liabilities related to contracts with customers

The group has recognized the following liabilities related to contracts with customers:

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Deferred revenue related to upfront licensing fee, milestone income and R&D services income	6,257,849	9,838,221	—

b. Revenue recognized in relation to contract liabilities

Deferred revenue related to licensing income	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Contract liabilities as of January 1	9,838,221	—	—
Adoption of new accounting standard (note 2.4ii)	—	6,922,742	—
Additional amounts deferred in the period	607,191	7,660,740	—
Revenue recognized in the period included in opening contract liability	(4,187,563)	(4,745,261)	—

Contract liabilities as of May 6 and December 31	6,257,849	9,838,221	—

Revenue recognized in the period not included in opening contract liability for the period ended May 6, 2019 is €4.9 million, and for the year ended December 31, 2018 is €16.3 million.

c. Unsatisfied performance obligations at the reporting date

The following table shows unsatisfied performance obligations resulting from long-term intellectual property licensing and R&D services contracts.

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Aggregate amount of the transaction price	6,257,849	9,838,221	—

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

The timing of the recognition of the transaction price allocated to unsatisfied contracts is uncertain as this is at the discretion of the customer.

The group has not recognized any assets in relation to costs to fulfil any long-term contracts.

6. Other income

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Recharges	51,998	505,032	224,235
Foreign exchange gains	539,223	—	7,303

	591,221	505,032	231,538

7. Employee expenses

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Salaries	2,798,538	6,729,531	5,748,866
Employee share option scheme	30,314	57,096	132,222
Social security costs	283,322	781,373	641,602
Expenses for pensions and similar benefits	257,261	426,504	330,636

	3,369,435	7,994,504	6,853,326

F-star Biotechnology Limited, Cambridge, U.K, is a member of a defined contribution scheme for the benefit of eligible employees. The assets of the scheme are administered by the trustees in funds independent from those of the member companies. The pension charge for the period ended May 6, 2019 was €257,261 and for the year ended December 31, 2018 amounted to €426,504 (2017: €330,636). There were no outstanding contributions the date of the consolidated statements of financial position in any period.

The monthly average number of employees during each period was as follows:

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Full-time staff	104	99	79

	104	99	79

Key management personnel consist of the Director, the supervisory board (see note 25), Chief Financial Officer, Chief Scientific Officer and Chief Business Officer. Total remuneration for key management personnel.

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Compensation	390,213	1,412,053	1,194,307
Compensation for loss of office	—	330,301	—
Company pension contributions to money purchase pension schemes	8,375	55,184	53,115
Share-based payment charge	6,519	—	—

	405,107	1,797,538	1,247,422

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

8. (Loss)/profit from operations

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Operating profit/(loss) contains:
Profit/ (loss) on exchange differences	539,223	(237,752)	(123,615)
R&D expenditure	1,678,294	4,674,222	3,696,122

9. Finance income and costs

a. Finance income

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Interest income from related parties	124,549	163,161	116,215
Other interest income	—	620	—

	124,549	163,781	116,215

Other interest income and foreign exchange gains relate to cash and cash equivalents.

b. Finance costs

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Interest expense related to borrowings from related parties	98,288	223,377	196,591
Lease interest	10,233	—	—
Other interest expense	—	—	207
Loss on foreign exchange	—	—	4,467

	108,521	223,377	201,265

10. Income tax (credit)/charge                ,

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Corporate tax (charge)/ credit – current period	(49,384)	194,760	239,993
Corporate tax – prior periods	—	394	(14,592)

Total credit	(49,384)	195,154	225,401

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

The expected tax charge for the period based on the average group’s tax rate for the periods 2019, 2018 and 2017 of 25% and the reported tax charge for the period can be reconciled as shown below:

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Profit/(loss) before tax	1,415,271	1,315,015	(88,063)
Profit before tax multiplied by the prevailing rate of Austrian corporate tax for the periods 2019, 2018 and 2017 of 25%	(353,818)	(328,754)	22,016
EFFECTS OF:
Different tax rates in subsidiaries	53,859	(234,031)	(50,822)
Expenditure not deductible for tax purposes	(89,333)	—	(1,599)
Expenses directly recognized in equity	(5,760)	(12,658)	(25,790)
Additional deduction for R&D expenditure	209,622	378,528	195,195
Surrender of tax losses for repayable R&D credit	—	(792,563)	(85,210)
R&D tax credits	—	511,089	—
Impact of change in accounting policy	—	(214,275)	—
Utilization of brought forward tax losses	102,785	916,206	195,083
Accelerated capital allowances	3,551	—	—
Other effects	29,710	(28,782)	(8,880)

Tax credit for the current year	(49,384)	194,760	239,993
Tax related to previous period	—	394	(14,592)

Total tax credit	(49,384)	195,154	225,401

*	See note 4.5 for revision of previously issued financial statements for correction of an immaterial error

No deferred tax asset has been recognized due to the current uncertainty of future taxable profits. The asset will be recognized when sufficient taxable profits are generated to relieve the losses, depreciation and capital allowances equalize, and other temporary differences reverse.

The group did not recognize deferred tax assets in respect of losses amounting to €23.8 million at May 6, 2019 and €26.8 million at December 31, 2018 (2017: €29.6 million) that can be carried forward against future taxable income. The aggregate amount of deferred taxes not recognized is €5.2 million at May 6, 2019 and €6.0 million at December 31, 2018 (2017: €6.8 million).

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

11. Intangible assets

	Software €	Patents €	Total €
Cost
Opening balance January 1, 2019	—	510,000	510,000

Balance at May 6, 2019	—	510,000	510,000

Accumulated amortization
Opening balance January 1, 2019	—	316,625	316,625
Amortization charge	—	8,925	8,925

Balance as of May 6, 2019	—	325,550	325,550

Carrying amount as of May 6, 2019	—	184,450	184,450

	Software €	Patents €	Total €
Cost
Opening balance January 1, 2018	5,104	510,000	515,104
Disposals	(5,104)	—	(5,104)

Balance at December 31, 2018	—	510,000	510,000

Accumulated amortization
Opening balance January 1, 2018	5,104	291,125	296,229
Disposals	(5,104)	—	(5,104)
Amortization charge	—	25,500	25,500

Balance as of December 31, 2018	—	316,625	316,625

Carrying amount as of December 31, 2018	—	193,375	193,375

	Software €	Patents €	Total €
Cost
Balance at January 1, 2017 and December 31, 2017	5,104	510,000	515,104

Accumulated amortization
Opening balance January 1, 2017	5,104	265,625	270,729
Amortization charge	—	25,500	25,500

Balance as of December 31, 2017	5,104	291,125	296,229

Carrying amount as of December 31, 2017	—	218,875	218,875

None of the group’s intangible assets have restricted title or are pledged as security. All intangible assets are attributable to research and development activities that take place in the United Kingdom.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

12. Property, plant and equipment

	Leasehold improvements €	Plant and machinery €	Office equipment €	Fixtures and Fittings €	Right-of-use €	Total €
Cost
Opening balance January 1, 2019	244,761	3,425,365	105,853	234,047	941,306	4,951,332
Currency translation	14,735	206,201	6,372	14,089	57,649	299,046
Additions	13,930	—	—	—	44,925	58,855

Balance as of May 6, 2019	273,426	3,631,566	112,225	248,136	1,043,880	5,309,233

Accumulated depreciation
Opening balance January 1, 2019	234,149	1,758,171	79,144	50,886	—	2,122,350
Currency translation	14,365	110,569	5,188	3,667	3,718	137,507
Depreciation	12,284	215,992	19,372	27,569	169,792	445,009

Balance as at May 6, 2019	260,798	2,084,732	103,704	82,122	173,510	2,704,866

Carrying amount as of May 6, 2019	12,628	1,546,834	8,521	166,014	870,370	2,604,367

All right-of-use assets are generated from the leasing of office buildings. None of the group’s property, plant and equipment is encumbered as collateral (2018 and 2017: none).

As at May 6, 2019, and December 31, 2018 and 2017 all property, plant and equipment is located in the United Kingdom.

	Leasehold improvements €	Plant and machinery €	Office equipment €	Fixtures and Fittings €	Total €
Cost
Opening balance January 1, 2018	178,977	3,172,770	148,637	12,504	3,512,888
Currency translation	(3,827)	(52,392)	(1,529)	(3,937)	(61,685)
Additions	77,796	468,856	—	225,480	772,132
Disposals	(8,185)	(163,869)	(41,255)	—	(213,309)

Balance as of December 31, 2018	244,761	3,425,365	105,853	234,047	4,010,026

Accumulated depreciation
Opening balance January 1, 2018	109,790	1,355,628	90,210	7,539	1,563,167
Currency translation	(3,768)	(27,370)	(1,180)	(849)	(33,167)
Depreciation	136,312	583,376	31,369	44,196	795,253
Disposals	(8,185)	(153,463)	(41,255)	—	(202,903)

Balance as at December 31, 2018	234,149	1,758,171	79,144	50,886	2,122,350

Carrying amount as of December 31, 2018	10,612	1,667,194	26,709	183,161	1,887,676

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

	Leasehold improvements €	Plant & machinery €	Office equipment €	Fixtures & Fittings €	Total €
Cost
Opening balance January 1, 2017	172,077	2,338,865	139,635	13,350	2,663,927
Currency translation	(6,397)	(97,152)	(9,455)	(846)	(113,850)
Additions	13,297	931,057	18,457	—	962,811

Balance as of December 31, 2017	178,977	3,172,770	148,637	12,504	3,512,888

Accumulated depreciation
Opening balance January 1, 2017	58,571	949,345	68,535	3,637	1,080,088
Currency translation	(2,853)	(40,369)	(7,315)	(267)	(50,804)
Depreciation	54,072	446,652	28,990	4,169	533,883

Balance as of December 31, 2017	109,790	1,355,628	90,210	7,539	1,563,167

Carrying amount as of December 31, 2017	69,187	1,817,142	58,427	4,965	1,949,721

13. Financial assets at fair value through profit or loss

The group has not elected to recognize fair value gains and losses through other comprehensive income for the following equity investments:

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Unlisted participation rights	50,000	50,000	100,000

Total	50,000	50,000	100,000

FVPL financial assets are denominated in euros. These assets are comprised of investments in two start-up companies in the medical research business – S-TARget Therapeutics GmbH and OncoQR ML GmbH which are located in Vienna, Austria. . As the products being developed by the entities are at an early stage of development, the research results are not predictable.

S-TARget Therapeutics GmbH concluded a license deal with a pharma company in 2014 for the development of therapeutic allergy vaccines. S-TARget sublicensed part of its Intellectual Property to OncoQR ML GmbH in 2017 and management are actively seeking partnering or sub-licensing deals.

Amounts recognized in profit and loss

During the period ended May 6, 2019 € nil (December 31, 2018: a loss of €50,000 and 2017: € nil) was recognized in the consolidated statements of comprehensive income within other expenses.

14. Trade and other receivables

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
DUE WITHIN ONE YEAR
Prepayments	1,048,720	863,965	639,518
Loans to related parties	11,820,314	11,165,004	4,438,735
Trade receivables from related parties	1,532,977	1,336,933	1,097,401
Other receivables	1,344,363	490,268	1,308,023

Total	15,746,374	13,856,170	7,483,677

Amounts due from related parties are amounts due for R&D services performed and payments due under intellectual property licensing agreements. They are due for settlement within 30 days and therefore are all

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

classed as current. Amounts due from related parties are recognized initially at the amount of consideration that is unconditional, as they do not contain any significant financing components. The group holds the amounts due from related parties with the intention to collect the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method. The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivables above. The group does not hold any collateral as security.

The loan due from F-star Beta Ltd, a related party, is repayable on demand. Interest is settled quarterly in arrears at a rate of LIBOR plus 2%.

The carrying amounts of the group’s trade and other payables are denominated in pounds sterling. For further information on loans to related parties, see note 24.

15. Cash and cash equivalents

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Cash and bank balances	848,854	2,052,922	3,133,482

Total	848,854	2,052,922	3,133,482

16. Borrowings

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Borrowings from related parties	9,056,202	7,464,111	7,573,318

Total	9,056,202	7,464,111	7,573,318

Borrowings from related parties contain short-term loans granted by F-star Alpha Limited amounting to £7.7 million (2018 and 2017: £6.7 million) that are subject to an interest of LIBOR plus 2% (see note 24).

For information about the group’s exposure to interest rate and currency risks, refer to note 3 concerning financial risk management, for fair values of the liabilities at the date of the consolidated statements of financial position, please refer to note 20.

17. Trade and other payables

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Due within one year
Trade payables and other payables	1,139,884	788,349	1,198,578
Accruals	2,221,023	1,242,961	492,095
Tax and social security costs	671,515	487,593	383,824

Total	4,032,422	2,518,903	2,074,497

Trade payables principally comprise amounts outstanding for trade purchases and ongoing costs. Accruals contain payables due to employees for outstanding bonus and other accruals.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

18. Leases

All of the group’s finance lease liabilities arise from the leasing of office buildings. These were accounted for as operating leases in prior years. See note 12 for the associated right-of-use assets.

May 6, 2019 €
Maturity analysis – contractual undiscounted cash flows
Less than one year	563,098
One to two years	422,323

Total undiscounted lease liability as at May 6, 2019	985,421

May 6, 2019 €
Lease liabilities included in the consolidated statements of financial position
Current	528,006
Non-current	413,657

941,663

May 6, 2019 €
Amounts recognized in the consolidated statements of comprehensive income
Finance cost - Interest on lease liabilities	10,233
Other expenses - Expenses related to short-term leases (including low value and short-term leases)	120,940

131,173

May 6, 2019 €
Amounts recognized in the consolidated statements of cash flows
Lease interest paid	10,233
Principal elements of lease payments	171,473

181,706

At December 31, 2018, the group had total minimum commitments under non-cancellable operating lease rentals expiring as follows:

	2018 EUR	2017 EUR
Within one year	557,321	783,902
Later than one year and not later than five years	553,255	283,356

Total	1,110,576	1,067,258

The lease expenditure charged to the statement of comprehensive income during the year was EUR 795,701 (2017: EUR 815,470).

19. Capital management

The group’s objectives when managing capital are to safeguard the group’s ability to continue as a going concern. As the business of the group requires long-term financing of its R&D the future benefits of which are uncertain, the group’s ability to raise long-term funding is a key factor, which determines the success of the group.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Capital is raised through the increase of registered capital (either from existing shareholders or new investors), through shareholders’ equity contributions or through subordinated shareholder loans.

Registered capital is fully paid in; shares in the registered capital do not have a par value.

Capital reserves result from capital provided by shareholders of F-star GmbH. Transaction costs accounted for as a deduction from capital reserves amount to €187,694 at May 6, 2019 and December 31, 2018 (2017: € 187,694). Consolidated financial statements of F-star GmbH as of May 6, 2019 and December 31, 2018 and 2017 are subject to approval by the shareholders’ meeting.

Foreign exchange reserves contain foreign exchange differences resulting from consolidation procedures.

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Share capital	604,694	604,694	604,694
Capital reserves	28,599,822	28,599,822	28,599,822
Share-based payment	3,171,248	3,140,934	3,083,838
Accumulated losses and foreign exchange reserve	(32,944,847)	(33,822,016)	(28,386,622)

Capital managed	(569,083)	(1,476,566)	3,901,732

20. Financial instruments

Measurement Categories

The group has classified its financial assets and liabilities into the following measurement groups with the fair values as stated in the table below:

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Assets
Amortized Cost
Cash and cash equivalents	848,854	2,052,922	3,133,482
Loans to related parties	11,820,314	11,165,004	4,438,735
Other receivables excluding prepayments and other non-financial receivables	1,344,363	490,268	1,308,023
Trade receivables	1,532,977	1,336,933	1,097,401

	15,546,508	15,045,127	9,977,641

FVPL
Equity securities	50,000	50,000	100,000

	50,000	50,000	100,000

Liabilities
Amortized cost
Trade and other payables excluding non-financial liabilities	1,811,399	1,275,942	1,582,402
Borrowings from related parties	9,056,202	7,464,111	7,573,318
Lease liability	941,663	—	—

	1,809,264	8,740,053	9,155,720

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

21.	Post-employment benefit obligations

F-star Biotechnology Limited, Cambridge, is a member of a defined contribution scheme for the benefit of eligible employees. The assets of the scheme are administered by the trustees in funds independent from those of the member companies. The pension charge represents amounts payable by the group and amounted to €257,261 for the period ended May 6, 2019 and €426,504 for the year ended December 31, 2018 (2017: €330,636). Contributions of €nil (2018 and 2017: €nil) were outstanding as of the date of the consolidated statements of financial position.

22.	Share based payments

Employees of the group are included in the Enterprise Management Incentive scheme (“EMI”) of F-star GmbH, which commenced as an employee share option plan (ESOP) on 6 September 2007. Options were granted with no exercise price. The options have a contractual option term of 10 years from the date of grant. During the year ended December 31, 2017, the ESOP scheme was transferred to the EMI registered scheme, with all conditions remaining the same. The group did not adjust the charge recognized in the consolidated statements of comprehensive income in previous years under the ESOP scheme during the current period. As of the period ended May 6, 2019 and years ended December 31, 2018 and 2017, seventy-seven employees are currently eligible to participate in the share-based payment scheme. There are no reload features. Options granted under the EMI scheme, or previously the ESOP scheme, vest over a period of four years from the date of grant, but are only exercisable upon an exit. No performance conditions were included in the fair value calculations. All share-based payments are equity-settled.

The fair value of options granted was determined using the Black-Scholes model.15,117.4 options were granted in the period ended May 6, 2019 and no options were granted in the year ended December 31, 2018 (2017: nil). The fair value per option granted and the assumptions used in the calculation in the periods where options were granted are as follows:

	Granted in period ended May 6, 2019	Granted in previous years
Exercise price	€10.00	€	nil
Share price at date of grant	€3.38		€60.00
Vesting period (years)	4		4
Expected volatility	70.0%		55%
Expected exit date	06/14/2024		12/31/2017
Expected life in years	5.1		2.4
Risk-free rate	1.85%		0.25%
Expected dividends expressed as a dividend yield	0%		0%
Fair value per option	€1.19		€30.00

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

The expected volatility is based on the estimate of the standard deviation of share prices in the same biotechnology sector. The expected life is the average expected period to exercise. The determination of the appropriate risk-free rate is based upon U.K. government gilts. A reconciliation of option movements is shown below:

	2019 Number	2019 Weighted average exercise price
Outstanding at January 1	101,417.1	—
Granted in the period	15,117.4	€10.00
Forfeited in the period	—	—

Outstanding at May 6	116,534.5	€0.77

Exercisable at May 6	—	—

	2018 Number	2018 Weighted average exercise price
Outstanding at January 1	101,423.1	—
Forfeited in the period	(6.0)	—

Outstanding at December 31	101,417.1	—

Exercisable at December 31	—	—

	2017 Number	2017 Weighted average exercise price
Outstanding at January 1	103,098.9	—
Forfeited in the period	(1,675.8)	—

Outstanding at December 31	101,423.1	—

Exercisable at December 31	—	—

No share options were exercised during the period ended May 6, 2019 or the years ended December 31, 2018 and 2017. The total charge relating to employee share-based payment plans for the period ended May 6, 2019 was €30,314, and for the year ended December 31, 2018 €57,096 (2017 €132,222).

23.	Commitments

As of May 6, 2019, and December 31, 2018 and 2017, the group has no significant capital expenditure contracted for, but not recognized as a liability.

24.	Related party transactions

24.1	Owners

During the period ended May 6, 2019 and the years ended December 31, 2018 and 2017, no shareholder of the group had a controlling interest, thus F-star GmbH represented the ultimate controlling party (see note 27 for change in ultimate controlling party subsequent to the period ended May 6, 2019). Some of the shareholders have special rights to determine the members of the supervisory board and, therefore, exercise significant influence on the financial and operating policy decisions. There were no transactions with shareholders with significant influence in the period ended May 6, 2019 or years ended December 31, 2018 and 2017.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

24.2	Key management personnel

Transactions with key management (all remuneration-related) are stated in note 7.

24.3	F-star Alpha Limited

During the period ended May 6, 2019 and years ended December 31, 2018 and 2017, directors of F-star Alpha Limited (other than Eliot Forster, John Haurum and Tolga Hassan) were also members of the supervisory board of F-star GmbH. During the year ended December 31, 2016, F-star Biotechnology Limited borrowed from F-star Alpha Limited £4.7 million. A further £2.0 million was borrowed in February 2017, resulting in a balance owing (including interest) of £6.7 million (€7.6 million) at December 31, 2017. In February 2019, an additional £1.0 million was loaned. A further £2.0 million was loaned after May 6, 2019 on May 8, 2019. The amounts loaned are repayable on demand. The loan agreement is subject to a maximum loan value of £12.0 million. Interest is settled quarterly in arrears at a rate of LIBOR plus 2%.

Transactions of F-star Biotechnology Limited with F-star Alpha Limited together with the balance outstanding at May 6, 2019, December 31, 2018 and December 31, 2017 were as follows:

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Income and recharges	—	127,654	1,008,826
Receivable balance outstanding	—	125,498	3,251
Interest expense	(98,288)	(223,435)	(196,591)
Loan balance outstanding	(9,056,202)	(7,464,111)	7,573,318

During the period ended May 6, 2019 F-star GmbH invoiced F-star Alpha Limited €4,014 and for the year ended December 31, 2018 €19,919 (2017: €20,913) for board costs with a balance outstanding of €nil as of May 6, 2019 and €3,748 as of December 31, 2018 (2017: €3,576).

24.4	F-star Beta Limited

During the period ended May 6, 2019 and the years ended December 31, 2018 and 2017 directors of F-star Beta Limited (other than E Forster, John Haurum and T Hassan) were also members of the supervisory board of F-star GmbH. In 2015, F-star Biotechnology Limited and F-star Beta Limited entered into an Intellectual Property License Agreement and a Support Services Agreement whereby F-star Beta Limited licensed Intellectual Property from F-star Biotechnology Limited, and F-star Biotechnology Limited agreed to provide Support Services to F-star Beta Limited.

R&D recharges related to research services are based on time incurred and include employment related costs charged on a FTE basis and non-employment related costs associated with the research activities.

On June 1, 2017, F-star Biotechnology Limited granted F-star Beta Limited a loan of £1.2 million. F-star Biotechnology Limited granted a second loan in the amount of £4.8 million in 2017, and £2.0 million of the prior loan amounts were repaid. F-star Biotechnology Limited granted a third loan in the amount of £1.1 million which was loaned in April 2018 and £5.0 million of the prior loan amounts were repaid in December 2018. The outstanding loan balance at December 31, 2018 was €11.2 million. The loan agreement is subject to a maximum loan value of £15 million. Interest is settled quarterly in arrears at a rate of LIBOR plus 2%.

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Transactions of F-star Biotechnology Limited in the period ended May 6, 2019 and the years ended December 31, 2018 and 2017 with F-star Beta Limited together with the balance outstanding at May 6, 2019, December 31, 2018 and December 31, 2017 were as follows:

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Income and recharges	7,904,295	16,018,289	13,282,545
Interest income	124,549	163,204	116,215
Balance outstanding	13,313,490	12,111,852	5,408,560

During the period ended May 6, 2019 F-star GmbH invoiced F-star Beta Limited €32,022 and in the year ended December 31, 2018, €169,687 (2017: €125,406) for board costs with a balance outstanding as of May 6, 2019 of €nil and December 31, 2018 of €33,729 (December 31, 2017: €28,607).

24.5	Denali BBB Holdings Limited (formerly F-star Gamma Limited)

Denali BBB Holdings Limited (formerly F-star Gamma Limited) was a related party by reason of the existence of common directors between the two entities until a transaction on May 30, 2018, which resulted in a change of control. Since May 30, 2018, management has no longer considered the entity to be a related party. During the period January 1, 2018 to May 30, 2018 F-star Biotechnology Limited charged Denali BBB Holdings Limited (formerly F-star Gamma Limited) €2.3 million for intellectual property licensing and R&D services (year ended December 31, 2017: €1.1 million). The amount receivable at year end was €nil (2017: €58,662).

24.6	F-star Delta Limited

During the period ended May 6, 2019 and the years ended December 31, 2018 and 2017, the directors of F-star Delta Limited (other than Eliot Forster, John Haurum and Tolga Hassan) were also members of the supervisory board of F-star GmbH. During the year ended December 31, 2017, the group entered into a support services agreement whereby the group agreed to provide R&D and support services to F-star Delta Limited.

Transactions of F-star Biotechnology Limited in the period ended May 6, 2019 and the years ended December 31, 2018 and 2017 with F-star Delta Limited together with the balance outstanding at May 6 2019, December 31, 2018 and December 31, 2017 were as follows:

	May 6, 2019 €	December 31, 2018 €	December 31, 2017 €
Income and recharges	237,271	678,965	1,235,323
Balance outstanding	39,801	208,373	60,668

During the period ended May 6, 2019 F-star GmbH invoiced F-star Delta Limited €16,056, and the year ended December 31, 2018, €93,024 (2017: €49,039) for board costs with a balance outstanding as of December 31, 2018 of €18,739 (2017: €21,455).

None of the above transactions are subject to any guarantees or security and will be settled in cash. There are no further related-party transactions.

24.7	F-star Therapeutics Limited

During the period ended May 6, 2019 and the from the date of incorporation, August 22, 2018 to December 31, 2018, one director of F-star Biotechnology Limited was the sole shareholder of F-star Therapeutics Limited. On May 7, 2019 F-star Therapeutics Limited became the ultimate controlling party of the group (see note 27).

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Transactions of F-star Biotechnology Limited in the periods ended May 6, 2019 and December 31, 2018 with F-star Therapeutics Limited together with the balance outstanding at May 6, 2019 and December 31, 2018 were as follows:

	May 6, 2019 €	December 31, 2018 €
Recharges	698,218	—
Balance included within other debtors	698,218	—

25.	Corporate governance

The director of the group, who was in office during the period ended May 6, 2019 and the years ended December 31, 2018 and 2017, was:

Eliot Forster (appointed effective October 1, 2018)

John Haurum (resigned effective October 1, 2018)

The members of the supervisory board of the group, who were in office during the during the period ended May 6, 2019 and the years ended December 31, 2018 and 2017, were:

John B. Edwards

Deborah Harland

Florian Rüker

Jean-François Formela

Patrick Krol

Helmut Schühsler

Nessan Bermingham (appointed April 1, 2018)

26.	Earnings per share

The calculation of basic and diluted earnings per share is based on the following data:

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Earnings
Earnings for the purposes of basic and diluted earnings per share	213,364	235,902	21,453

	Period ended May 6, 2019 €	Year ended December 31, 2018 €	Year ended December 31, 2017 €
Number of shares
Weighted average number of ordinary shares for the purposes of basic earnings per share	94,459	94,459	94,459
Effect of share options	4,883	—	—
Weighted average number of ordinary shares for the purposes of diluted earnings per share	99,342	94,459	94,459
Basic earnings per share	2.26	2.500	0.23
Diluted earnings per share	2.15	2.500	0.23

27.	Subsequent events

Until May 7, 2019, there was no overall or ultimate controlling party of the group. On May 7, 2019, F-star GmbH was acquired by F-star Therapeutics Limited, a company incorporated in the United Kingdom. Shares in F-star

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND ENTWICKLUNGSGES.M.B.H.

Therapeutics Limited were issued to the shareholders in consideration for 100% of the issued share capital of F-star GmbH. From May 7, 2019, F-star Therapeutics Limited is considered to be the immediate and ultimate controlling party.

The group borrowed £1.0 million in February 2019, £2.0 million in May 2019, and a further £0.5 million in September 2019, from a related party, F-star Alpha Limited. The borrowing agreement is subject to a maximum borrowing value of £12 million. Interest is settled quarterly in arrears at a rate of LIBOR plus 2%.

On August 29, 2019, the group entered into a loan agreement with F-star Delta Limited, a related party. The loan agreement is subject to a maximum loan value of £5.0 million and interest is settled quarterly in arrears at a rate of LIBOR plus 2%. £2.0 million was loaned to the F-star GmbH group by F-star Delta Limited on September 13, 2019 under this new loan agreement.

None of the events above have an impact on the May 6, 2019 financial statements.

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. It is likely that the outbreak will impact the group operations, but at the date of the signing of the financial statements management cannot reasonably estimate the length or severity of the pandemic or the extent to which the disruption may materially impact the business. Management took the decision in April 2020 to furlough a significant proportion of the R&D workforce and so project timelines may be delayed, which could impact the significant accounting estimates utilized in assessment of impairment of carrying value of investments in subsidiaries.

At this point it is not clear whether any project delays can be mitigated in the second half of 2020. Any adverse impact on operations, business or financial outlook could be material and management continues to closely monitor the situation.

On July 29, 2020, the ultimate parent entity F-star Therapeutics (“F-star”) entered into a share exchange agreement with Spring Bank Pharmaceuticals Inc (“Spring Bank”), a NASDAQ- listed, clinical-stage biopharmaceutical company. Pursuant to the share exchange agreement, Spring Bank will acquire the entire issued share capital of F-star in exchange for newly issued shares of Spring Bank common stock upon closing, subject to the satisfaction or waiver of customary closing conditions, including the required approval of Spring Bank stockholders.

Spring Bank shareholders will have the opportunity to obtain potential future value in the form of two Contingent Value Rights (CVR) associated with Spring Bank’s SB 11285 IV clinical program and a STING antagonist research and development program. Subject to the terms of the first CVR agreement for the STING agonist clinical program, if one or more strategic transactions are consummated for SB 11285 by the combined company during a period that is the longer of one and a half years following the closing of the combination or one year after the final database lock of the current SB 11285 IV Phase 1a/1b trial, those equity holders of Spring Bank will receive the greater of 25% of the net proceeds from such transactions or $1.00 per share (on a pre-reverse split basis), provided that the aggregate net proceeds are at least approximately $18.0 million. Subject to the terms of the second CVR agreement, if a potential development agreement is consummated and one or more strategic transactions are consummated for the STING antagonist research platform by the combined company during the seven (7)-year period following the closing of the combination, those equity holders of Spring Bank will receive 80% of the net proceeds from such transactions. If Spring Bank enters into a development agreement for the STING antagonist research platform in advance of the closing of the proposed combination, Spring Bank may include certain proceeds from such transaction in its net cash calculation.